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                                                                  EXHIBIT 23.3

                         CONSENT OF INDEPENDENT AUDITORS

We consent to the reference to our firm under the captions "Experts" and "Selected Consolidated Financial Data" and to the incorporation by reference therein of our report dated January 31, 1997, with respect to the consolidated financial statements of Harbor Bancorp included in its Annual Report (Form 10-KSB) for the year ended December 31, 1996, filed with the Securities and Exchange Commission, included in the Proxy Statement of Harbor Bancorp that is made a part of the Registration Statement (Form S-4 No. 333-_______) and related Prospectus of City National Corporation, both dated October 2, 1997.

ERNST & YOUNG LLP


Los Angeles, California
September 30, 1997